Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
July 24, 2006

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(Address of principal executive offices)

(585) 214-8005
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 24, 2006 we appointed Cathy A. Fleischer, Ph.D. as Chief Technology Officer, and in connection therewith entered into an employment agreement with Dr. Fleischer. The employment agreement, similar in form to the employment agreements of our other executive officers, provides for an annual salary of $120,000 and can be terminated by either party upon 90 days’ notice.

On July 24, 2006, in connection with Dr. Fleischer’s employment, we granted her two stock options. The first option, which was granted under our 2005 Incentive Stock Plan, entitles her to purchase up to 100,000 shares of our common stock at an exercise price of $1.06 per share (the fair market value of our common stock on the date of grant) (the “Plan Option”). The second option, which was not granted under our 2005 Plan, entitles Dr. Fleischer to purchase up to an additional 40,000 shares of our common stock at an exercise price of $0.10 per share (the “Non-Plan Option”). Both the Plan Option and the Non-Plan Option are subject to vesting in three equal annual tranches commencing on the first anniversary of Dr. Fleischer’s appointment and, after vesting, may be exercised at any time prior to July 24, 2016, subject to Dr. Fleischer’s continued employment. We expect to record a charge to earnings of approximately $6,500 during the current fiscal year to reflect the grant of the Non-Plan Option.

Dr. Fleischer’s employment agreement is filed herewith as Exhibit 10.1 and the Non-Qualified Stock Option Agreement relating to the Non-Plan Option is filed herewith as Exhibit 4.1. Both agreements are incorporated herein by reference and the foregoing descriptions of the agreements are qualified in their entirety by reference to such Exhibits.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Non-Qualified Stock Option Agreement dated July 24, 2006 between NaturalNano, Inc. and Cathy A. Fleischer

10.1	Employment Agreement with Cathy A. Fleischer, Ph.D.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

Date: July 28, 2006	By:	/s/ Kathleen A. Browne

Kathleen A. Browne
Chief Financial Officer